Exhibit 16.1

April 17, 2023

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549-7561

Ladies and Gentlemen:

We have read the statements made by Genesis Growth Tech Acquisition Corp. pursuant to Item 4.01(a) of the Current Report on Form 8-K dated April 17, 2023, which we understand will be filed with the Securities and Exchange Commission.  We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with the other statements of Genesis Growth Tech Acquisition Corp. contained therein.

/s/ CITRIN COOPERMAN & COMPANY, LLP